EXHIBIT 10.3

CONSIGNMENT AGREEMENT

This Agreement, made and entered into this (2nd, October, 2019] (“Effective Date”) by and between ROKIT America, a corporation duly organized and existing under the laws of Delaware, USA, having its principal office at 3580 Wilshire Blvd suite 900-27, Los Angeles CA 90010 (hereinafter referred to as “COMPANY”) and Simplified Supplements, a corporation duly organized and existing under the laws of Utah, USA, having its principal office at 2595 West Custer Rd, Salt Lake City, UT 84104 (hereinafter referred to as “MANUFACTURER”).

NOW, THEREFORE, the parties hereto mutually covenant and agree as follows:

Article 1. Products

COMPANY hereby appoints MANUFACTURER as its non-exclusive manufacturer of Products as specified below.

-	Item: ROKIT America NMN + Pterostilbene
-	Details shall be provided separately.

Article 2. Supply of Products

MANUFACTURER will manufacture and supply the Products according to COMPANY’s purchase order to be issued. (See attached Appendix 1. Purchase Order Form)

Article 3. Quality and Compliance

With respect to quality of the Product and compliance with relevant laws, MANUFACTURER and COMPANY will comply with the Quality and Compliance Agreernent executed between the Parties (Dated: October 2nd• 2019)

Article 4 Processing

a.

MANUFACTURER shall manufacture/process the Products in accordance with the samples & the specifications and other instructions given by COMPANY, deviation from which shall require the prior written approval of COMPANY.

b.	Each party shall not assign or subcontract all or any part of this Agreement to any third party without the other party’s prior written approval.
c.	COMPANY may give MANUFACTURER instructions, technical or otherwise, or working orders at any time, relating to processing, packing and transporting the of Products, which MANUFACTURER shall follow.

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Article 5. Shipment

a.	MANUFACTURER shall make custom clearance of the Products and deliver them in accordance with shipping schedule requested by COMPANY upon issuance of purchase order for the Products.

Article 6. Payment

Payment method and schedule shall be determined as per each purchase order.

Article 7. Term of Agreement

This Agreement shall be effective for one (1) year from the Effective Date. This Agreement shall be renewed automatically for succeeding terms of one (1) year unless either party gives written notice to the other at least thirty (30) days prior to the expiration of this Agreement.

Article 8. Claims

If any dispute or complaint is established against COMPANY from the buyers or end-users of the Products, COMPANY shall notify it in writing to MANUFACTURER and when such claims are proved as resulting from MANUFACTURER’s fault, MANUFACTURER shall be responsible therefor and shall indemnify and hold harmless COMPANY therefrom. In this case, COMPANY shall make all reasonable efforts to reduce the claims as much as possible in consultation with MANUFACTURER.

Article 9. Governing Law

This Agreement shall be interpreted and governed by the laws of California.

Article 10. Miscellaneous Provisions

a.	This Agreement constitutes the entire understanding of COMPANY and the Distributor with respect to the subject matter hereof.
b.	Any amendment to this Agreement shall be made in writing only and by mutual consent of the Parties.

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IN WTINESS WHEREOF, the parties hereto have authorized this Agreement to be executed by their respective duly authorized officers.

COMPANY		MANUFACTURER

By:	/s/ Lee Min Goo	By:	/s/ Alex Baskett
Name:	Lee Min Goo	Name:	Alex Baskett
Title:	President	Title:	CEO

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